                         SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   /X/  Preliminary Proxy Statement        / / Confidential, for Use of the
                                               Commission Only (as permitted by
   / /  Definitive Proxy Statement             Rule 14a-6(e)(2))

   / /  Definitive Additional Materials

   / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12


                    EDISON BROTHERS STORES, INC.
       ----------------------------------------------------
        (Name of Registrant as Specified In Its Charter)


                   EDISON BROTHERS STORES, INC.
       ----------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)
        or Item 22(a)(2) of Schedule 14A.

   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   1)  Title of each class of securities to which transaction applies:

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   2)  Aggregate number of securities to which transaction applies:

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   3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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   4)  Proposed maximum aggregate value of transaction:

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   5)  Total fee paid:

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    / / Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:

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

                      EDISON BROTHERS STORES, INC.
                            EXECUTIVE OFFICES
                           501 NORTH BROADWAY
                             P.O. BOX 14020
                        ST. LOUIS, MISSOURI 63178

              NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS

 To the Holders of Common Stock of
 EDISON BROTHERS STORES, INC.

   Notice is hereby given that the annual meeting of the stockholders of Edison Brothers Stores, Inc. will be held at the headquarters of the Corporation, 501 North Broadway, St. Louis, Missouri, on the 14th day of June, 1995, at 11 o'clock A.M. for the following purposes:

   (1) To elect twelve directors;

   (2) To consider and act upon a proposal to amend the Corporation's Certificate of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock;

   (3) To consider and act upon a stockholder proposal described in the accompanying Proxy Statement; and

   (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

   The Board of Directors has set the close of business on April 19, 1995, as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting.

   Your attention is directed to the Proxy Statement which appears on the following pages.

              By Order of the Board of Directors

                                                          ALAN A. SACHS
                                                            Secretary

 April 27, 1995
 St. Louis, Missouri


 IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN PROMPTLY THE PROXY ENCLOSED HEREWITH. A POSTPAID
 ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                      EDISON BROTHERS STORES, INC.
                            EXECUTIVE OFFICES
                           501 NORTH BROADWAY
                             P.O. BOX 14020
                        ST. LOUIS, MISSOURI 63178

                   1995 ANNUAL MEETING OF STOCKHOLDERS
                             PROXY STATEMENT

   The enclosed proxy is solicited on behalf of the Board of Directors of the Corporation. A stockholder giving a proxy may revoke it by written communication delivered to the Secretary of the Corporation at any time before the proxy is exercised. All proxies not so revoked will be voted as instructed therein. In addition to solicitations by mail, officers and other employees of the Corporation may, in a limited number of instances, solicit proxies in person or by telephone, at no additional compensation. When appropriate, banks, brokerage firms and other fiduciaries holding shares of record are requested to forward proxy material to the beneficial owners of such shares for the purpose of obtaining authorization for the execution of proxies. All costs of solicitation of proxies, including reimbursement to such fiduciaries for their reasonable expenses incurred therefor, will be borne by the Corporation. This Proxy Statement and accompanying materials are first being mailed to stockholders on April 27, 1995.

   The total number of outstanding shares of common stock entitled to vote at the annual meeting is xxxxxxxxx. Stockholders are entitled to one vote for each share of common stock held. Only holders of record of common stock at the close of business on April 19, 1995 are entitled to vote at the annual meeting or any adjournments thereof. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. (A broker non-vote occurs when shares held in the name of a broker or other nominee are voted on some matters but not others because, as to the latter, the nominee does not have discretionary authority to vote the shares and has not received instructions from the beneficial owner.) Since directors will be elected by a plurality of the votes cast at the meeting, any shares not voted (whether by abstention, broker non-vote or otherwise) will not affect the results of the election. With respect to the proposal to amend the Corporation's Certificate of Incorporation, which requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon, abstentions and broker non-votes will have the same effect as a negative vote. With respect to the proposal submitted by a stockholder, which requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote, abstentions will be counted as present and thus will have the same effect as a negative vote; broker non-votes will not be considered present for purposes of the proposal and therefore will have no effect on the outcome.

   Other than as set forth in the Notice of Meeting, the Corporation is unaware of any matter to be presented to the stockholders for action at the annual meeting. If any other matters do come before the meeting, the proxies solicited hereby will be exercised in accordance with the discretion of the persons named therein.

                        1. ELECTION OF DIRECTORS

   A board consisting of twelve directors is to be elected, each to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

   It is the intention of the persons named in the enclosed form of proxy to vote such proxy for the election as directors of the nominees hereinafter named, unless authority to do so is withheld. In the event a nominee hereinafter named is unable to stand for election because of some unexpected occurrence, the persons named in the enclosed form of proxy will vote such proxy for such substitute nominee(s), if any, as may be designated by the Board of Directors.

                                          COMMON SHARES BENEFICIALLY OWNED
                                              AS OF MARCH 1, 1995 <F2>
                                      ----------------------------------------


            (A)              (B)          (C)              (D)                   (E)                    (F)             (G)
    Name of Nominee<F1>      Age        Director          With                Fiduciary                Total          Percent
                                         Since          Economic               Control              Beneficially    Beneficially
                                                     Benefit<F3><F4><F5>       Only<F6>                Owned          Owned<F7>
   Julian I. Edison          65           1965           745,238            96,000<F8>                841,238           3.8%

   Eric P. Newman            83           1966            34,178<F9>     1,546,674<F10>             1,580,852           7.1%

   Andrew E. Newman          50           1978           250,845           579,379<F8><F9><F10><F11>  830,224           3.7%

   Martin Sneider            52           1978            97,683                -                      97,683            -

   Michael H. Freund         55           1984            69,447           537,106                    606,553           2.7%

   Karl W. Michner           47           1989            34,843                -                      34,843            -

   Peter A. Edison           39           1990            44,611           463,907<F11>               508,518           2.3%

   Jane Evans                50           1990               100                -                         100            -

   Alan A. Sachs             48           1990            24,437                -                      24,437            -

   Craig D. Schnuck          47           1990             1,000                -                       1,000            -

   Alan D. Miller            42           1993            30,114                -                      30,114            -

   David B. Cooper, Jr.      39           1995                -                 -                          -             -

 <F1> Further information about the nominees for director, including the previous five years' experience of each of them, is as follows:

      Julian I. Edison was Chairman of the Corporation from 1974 to 1987 and Chairman of the Executive Committee of the Board from 1987 to February 1995. He is a director of The Boatmen's
      National Bank of St. Louis.

      Eric P. Newman was Secretary and Director of Legal Matters for the Corporation from 1951 to 1987 and Executive Vice President from 1968 to 1987.

      Andrew E. Newman was Chairman of the Corporation from 1987 to April 1995 and is currently Co-Chairman of the Executive Committee of the Board. He is a director of Sigma-Aldrich Corporation, Boatmen's Bancshares, Inc., and Lee Enterprises.

      Martin Sneider was President of the Corporation from 1987 to April 1995 and is currently Co-Chairman of the Executive
      Committee of the Board. He is a director of Angelica
      Corporation, Mercantile Trust Company, N.A., and C.P.I.
      Corporation.

      Michael H. Freund is Executive Vice President and Director of Corporate Administration of the Corporation.

      Karl W. Michner is Senior Executive Vice President of the
      Corporation and President of the Corporation's Menswear Group.

      Peter A. Edison is Senior Executive Vice President and Director of Corporate Development of the Corporation. He also is President of the Corporation's Big & Tall men's apparel division, having previously served as General Manager of the Corporation's Repp Ltd. men's apparel chain from August 1991 to March 1994.

      Jane Evans is Vice President and General Manager, Home and Personal Services, of U.S. West Communications, Inc. From 1989 to March 1991, she served as President and Chief Executive Officer of InterPacific Retail Group. From 1987 to 1989, she was a General Partner of Montgomery Securities. She is a director of Philip Morris Companies Inc., Georgia-Pacific Corporation, Kaufman and Broad Home Corporation, and Banc One-Arizona, N.A.

      Alan A. Sachs is Executive Vice President, General Counsel and Secretary of the Corporation.

      Craig D. Schnuck is Chairman of the Board and Chief Executive Officer of Schnuck Markets, which operates 64 supermarkets in the Midwest. He is a director of Mercantile Bancorporation Inc. and General American Life Insurance Company.

      Alan D. Miller is Chairman, President and Chief Executive Officer of the Corporation. From February 1993 to April 1995, he was President of the Corporation's Footwear Group. From February 1991 to February 1993, he served as President of the Corporation's Bakers/Leeds/Precis store group. From 1987 to February 1991, he was President of the Corporation's 5-7-9 Shops apparel chain.

      David B. Cooper, Jr. is Executive Vice President and Chief Financial Officer of the Corporation. From 1993 to April 1994, he was Executive Vice President and Chief Financial Officer of Del Monte Fresh Produce Company. From 1987 to 1993, he served as Vice President and Treasurer of Dole Food Company, Inc.

 <F2> None of the Cumulative Preferred Stock of the Corporation (all
      outstanding shares of which have since been called for redemption) was beneficially owned as of March 1, 1995 by any nominee for director.

 <F3> Sole voting and dispositive power with economic benefit, except for the following shares as to which the named individual has shared voting and dispositive power, with economic benefit: Eric
      P. Newman, 34,178 shares; Martin Sneider, 30 shares; Michael H. Freund, 28,500 shares; and Peter A. Edison, 29,421 shares.

 <F4> Includes shares which were not owned by the named individual as of March 1, 1995 but which such individual could acquire on or before April 30, 1995 under options granted pursuant to the Corporation's 1986 Stock Option Plan and/or 1992 Stock Option Plan, as follows: Andrew E. Newman, 40,000 shares; Martin Sneider, 20,000 shares; Michael H. Freund, 2,750 shares; Karl W. Michner, 12,750 shares; Peter A. Edison, 6,800 shares; Alan A. Sachs, 8,750 shares; and Alan D. Miller, 18,750 shares.

                                    2


 <F5> Includes shares allocated to the account of the named individual under the Edison Brothers Stores Savings Plan, as follows:
      Andrew E. Newman, 298 shares; Martin Sneider, 314 shares; Michael H. Freund, 103 shares; Karl W. Michner, 251 shares;
      Alan A. Sachs, 227 shares; and Alan D. Miller, 248 shares.

 <F6> Shared voting and dispositive power, but without economic benefit, except for the following shares as to which the named individual has sole voting and dispositive power, without economic benefit: Julian I. Edison, 72,000 shares; Eric P. Newman, 181,747 shares; Andrew E. Newman, 10,638 shares; Michael
      H. Freund, 12,534 shares; and Peter A. Edison, 47,662 shares.


 <F7> Percentages are calculated based on common shares outstanding as of March 1, 1995, and only percentages of beneficial ownership of 1% or more are shown.

 <F8> Includes 24,000 shares held in trust for the economic benefit of
      Peter A. Edison, with Julian I. Edison and Andrew E. Newman among those sharing voting and dispositive power as to such shares.

 <F9> Includes 34,178 shares held in trust, with Eric P. Newman and
      Andrew E. Newman among those sharing voting and dispositive power as to such shares.

<F10> Includes 410,027 shares held in trust, with Eric P. Newman and
      Andrew E. Newman among those sharing voting and dispositive power as to such shares.

<F11> Includes 48,000 shares held in trust, with Andrew E. Newman and
      Peter A. Edison among those sharing voting and dispositive power as to such shares.

   Eric P. Newman and Julian I. Edison are brothers-in-law. Andrew E. Newman is the son of Eric P. Newman and the nephew of Julian I.
 Edison.

   The Audit Committee of the Board has responsibility for evaluating the internal control and audit procedures of the Corporation. The Committee recommends annually to the entire Board of Directors a firm of independent accountants to audit the financial statements of the Corporation, reviews the audit program with the firm selected and reviews reports and recommendations of the auditors. In addition, the Audit Committee reviews in advance the non-audit services that may be provided by the independent accountants during the year, including the effect that performing such services might have on audit independence, approves guidelines, including dollar limits, for such non-audit services and reviews the services performed to see that they are consistent with its guidelines. The Audit Committee consists of Julian I. Edison, Jane Evans and Craig D. Schnuck.

   The committees of the Board that perform functions relating to compensation were restructured in March 1994. Prior to that time, the Executive Committee, then consisting of Julian I. Edison, Eric P. Newman, Andrew E. Newman and Martin Sneider, among its other responsibilities, determined the compensation of all executives of the Corporation other than those who were members of the Committee. The Special Compensation Committee, comprised of Julian I. Edison, Jane Evans and Robert W. Staley, determined the compensation of those officers who were members of the Executive Committee. The Special Compensation Committee also administered the Corporation's 1986 Stock Option Plan with respect to employees who were members of the Board, and the 1992 Stock Option Plan with respect to employees who were officers of the Corporation (as such term is defined in Rule
 16a-1(f) under the Securities Exchange Act of 1934, as amended). The 1986 and 1992 Stock Option Plans were administered with respect to all other eligible employees by the Stock Option Committee of the Board, which was comprised of Julian I. Edison, Eric P. Newman, Andrew E. Newman and Martin Sneider. Effective March 3,1994, the Stock Option and Special Compensation Committees were dissolved and compensation functions withdrawn from the Executive Committee. A new Compensation Committee was formed, with the authority to determine the compensation of all executives of the Corporation, except as specifically delegated or reserved to another committee or subcommittee of the Board. There was also appointed a Special Compensation Subcommittee of the Compensation Committee, with exclusive authority to determine the compensation of the Chairman and President of the Corporation, to administer the Corporation's 1986 and 1992 Stock Option Plans with respect to all persons who are members of the Board and/or officers of the Corporation (as the term "officers" is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended), to make certain other determinations under the 1986 Stock Option Plan, and to administer the Corporation's Executive Performance-Based Bonus Plan. The Compensation Committee presently consists of Julian I. Edison, Jane Evans, Craig D. Schnuck and Robert W. Staley. The Special Compensation Subcommittee is presently comprised of Jane Evans, Craig D. Schnuck and Robert W. Staley.

   The Board does not have a separate Nominating Committee.

   Directors who are employees of the Corporation receive no additional compensation for their attendance at meetings of the Board or any of its committees of which they are members. Directors who are not employees of the Corporation receive an annual retainer of $17,500, and $1,200 for participation in each Board meeting and $1,000 for participation in each committee meeting. When participation in a Board or committee meeting is by telephone, the fee paid is one-half of the amount reported above.

   In 1989, the Corporation adopted a non-qualified retirement plan for outside directors. Under this plan, outside directors (other than those who were employees of the Corporation and are eligible for benefits under the Corporation's pension plan) who attain age 70 and have at least five years of continuous Board service are entitled upon retirement from the Board to an annual benefit equal to the annual retainer being paid at that time to the Corporation's directors.

   During the 52 weeks ended January 28, 1995, there were five meetings of the Board of Directors, two of the Audit Committee, one of the Executive Committee and one of the Special Compensation
 Committee. All incumbent directors attended at least 75% of the total of all Board meetings and all meetings of committees of which they were members.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth the number and percentage of outstanding shares of the Corporation's common stock beneficially owned as of March 1, 1995 (except as otherwise noted) by (i) each person known by management to be the beneficial owner of more than 5% of the outstanding common stock (except for those individuals who are nominees for director and named executive officers, as to whom such information is set forth at page 2 above) and (ii) all directors and executive officers of the Corporation as a group.


   Name and Address                                   Amount                                       Percent
   of Beneficial Owner                             Beneficially                                 Beneficially
   or Identity of Group                               Owned                                         Owned
   --------------------------                      ------------                                 ------------
   FMR Corp.                                       2,859,300<F1>                                   12.8%
   Edward C. Johnson 3d
   82 Devonshire Street
   Boston, MA 02109

   Boatmen's Bancshares, Inc.                      1,246,748<F2>                                    5.6%
   One Boatmen's Plaza
   St. Louis, MO 63101

   Bernard Edison                                  2,402,574<F3>                                   10.8%
   501 North Broadway
   St. Louis, MO 63102

   All directors and executive officers
   as a group of 25                                4,169,065<F4><F5><F6>                           18.7%

<F1> The information presented is derived from Schedule 13G (Amendment
     No. 4) dated February 13, 1995 with respect to beneficial ownership of common stock of the Corporation as of December 31, 1994. The number shown includes (a) 2,569,600 shares beneficially owned by Fidelity Management & Research Company and (b) 289,700 shares beneficially owned by Fidelity Management Trust Company. FMR Corp. has sole voting power as to 191,000 shares, shared voting power as to no shares, sole dispositive power as to 2,859,300 shares and shared dispositive power as to no shares. Edward C. Johnson 3d, Chairman of FMR Corp., has sole voting power as to no shares, shared voting power as to no shares, sole dispositive power as to 2,859,300 shares and shared dispositive power as to no shares.

<F2> The information presented is derived from Schedule 13G (Amendment
     No. 8) dated February 2, 1995 with respect to beneficial ownership of common stock of the Corporation as of December 31, 1994. The number shown includes (a) 1,239,148 shares beneficially owned by Boatmen's Trust Company, (b) 5,000 shares beneficially owned by Boatmen's First National Bank of Kansas City, (c) 2,000 shares beneficially owned by Boatmen's First National Bank of Amarillo and (d) 600 shares beneficially owned by other Boatmen's Banks. Boatmen's Bancshares, Inc. has sole voting power as to 789,326 shares, shared voting power as to 274,496 shares, sole dispositive power as to no shares and shared dispositive power as to 741,966 shares. Boatmen's Trust Company has sole voting power as to 781,726 shares, shared voting power as to 274,496 shares, sole dispositive power as to 215,511 shares and shared dispositive power as to 518,855 shares. Of the total reported, 199,972 shares are also attributable to a nominee for director or to Bernard Edison.

<F3> Includes 1,548,840 shares the ownership of which is also attributable to one or more nominees for director.

<F4> When ownership of the same shares is attributable to more than one person, any duplication is eliminated in the totals set forth.

<F5> Includes 181,850 shares which were not owned by a member of the group as of March 1, 1995, but which may be acquired within sixty days thereafter under options granted pursuant to the Corporation's 1986 Stock Option Plan or 1992 Stock Option Plan.

<F6> Includes 1,000 shares owned by Robert W. Staley, who is currently a director but will not be standing for reelection as a director at the 1995 annual meeting.

   In addition to those shares listed above and the shares attributable to nominees for director, the widows, descendants, spouses of descendants and widows of descendants of the five Edison brothers who founded Edison Brothers Stores, Inc. have economic ownership of, are economic beneficiaries of, or are fiduciaries of trusts, estates or not-for-profit corporations holding (after the elimination of duplications) approximately 1,772,283 shares of the common stock of the Corporation, or

 7.9% of the outstanding shares. Data as to such ownership is provided for information purposes only and shall not be deemed to imply that such individuals are acting as a "group" as such term is used in the Securities Exchange Act of 1934, as amended, and the regulations thereunder.

   The mailing address of those individuals who are nominees for director is: c/o Edison Brothers Stores, Inc., P.O. Box 14020,
 St. Louis, MO 63178.

   Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Corporation and any persons owning more than ten percent of the Corporation's common stock to report their ownership of the Corporation's common stock to the Securities and Exchange Commission and the New York Stock Exchange. Based on its review of the reports filed by such persons, and on written representations by certain of such persons that no reports on Form 5 were required to be filed by them, the Corporation believes that all
 Section 16(a) reporting requirements for its 1994 fiscal year were complied with by its officers, directors and greater than ten percent shareholders, except that a report on Form 3 and one report on Form 4, covering one transaction, were filed late by David B. Cooper, Jr., an officer and director of the Corporation, and a report on Form 3 was filed late by Michael Fine, an officer of the Corporation.


                         EXECUTIVE COMPENSATION

   The following table sets forth the compensation paid to each of the five most highly compensated executive officers of the Corporation (the "named executive officers") for services rendered to the Corporation and its subsidiaries for the last three fiscal years.

                                            SUMMARY COMPENSATION TABLE

                                              Annual Compensation                 Long Term Compensation
                                       ---------------------------------- ------------------------------------
                                                                                          Stock        Long-
                                                                                         Options       Term
                                                                 Other    Restricted     Granted     Incentive
   Name and Principal         Fiscal                            Annual      Stock        (Number       Plan         All Other
       Position                Year    Salary<F1>  Bonus     Compensation  Award(s)     of Shares)    Payouts    Compensation<F2>
   ------------------         ------   ----------  -----     ------------ ----------    ----------   ---------   ----------------
   Andrew E. Newman            1994   $  891,667      -           -             -       200,000<F3>      -         $      899
    Chairman of                1993    1,014,589      -           -             -            -           -          3,231,940
    the Board                  1992      927,087      -           -             -            -           -              1,949

   Martin Sneider              1994      891,667      -           -             -       200,000<F3>      -                899
    President                  1993    1,014,589      -           -             -            -           -          3,449,809
                               1992      927,087      -           -             -            -           -              1,949

   Alan D. Miller              1994      339,167      -           -             -        11,000          -                829
    President of the           1993      279,168      -           -             -            -           -              1,838
    Corporation's              1992      246,674      -           -             -            -           -              1,949
    Footwear Group

   Karl W. Michner             1994      333,000      -           -             -        11,000          -                899
    President of the           1993      328,835      -           -             -            -           -              2,182
    Corporation's              1992      304,334      -           -             -            -           -              1,946
    Menswear Group

   Alan A. Sachs               1994      269,000      -           -             -         7,000          -                795
    Executive Vice President,  1993      266,500      -           -             -            -           -              1,877
    General Counsel and        1992      251,501      -           -             -            -           -              1,621
    Secretary

<F1> Includes all amounts contributed by the named individuals to the
     Edison Brothers Stores Savings Plan. The Savings Plan is available to all employees of the Corporation who have attained the age of 21 and completed one year of service. An employee may elect to contribute, through payroll deduction, up to 15% of his or her annual cash compensation (subject to certain limitations imposed by the Internal Revenue Code). Income tax is deferred on all amounts contributed by the employee pursuant to Section 401(k) of the Internal Revenue Code. The Corporation contributes, on a matching basis, between 10% and 50% of the first 6% of compensation contributed by the employee. The amount of the Corporation's matching contribution is determined each year based upon the return on stockholders' equity achieved by the Corporation in the prior year.

<F2> Except as indicated below, the amounts shown are the amounts contributed by the Corporation to the Edison Brothers Stores Savings Plan for the accounts of these named individuals during such fiscal year. (See Note 1 above.) In the case of Messrs. Newman and Sneider, the amounts shown for fiscal 1993 are comprised of two elements: (a) amounts contributed by the Corporation to the Edison Brothers Stores Savings Plan for their accounts ($2,182 and $2,182, respectively), and (b) lump sum payments made to these individuals representing the discounted value of their accrued benefits under the Corporation's Pension Restoration Plan for service to the Corporation through December 31, 1993.

<F3> In connection with the announced retirement of Messrs. Newman and
     Sneider from their respective positions as Chairman of the Board and President, these options were cancelled in February 1995.

                              STOCK OPTIONS

   The following table provides information with respect to the grant of stock options during the 1994 fiscal year to each of the named executive officers.

                                          OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                           Potential Realizable Value at
                                                                                              Assumed Annual Rates of
                                Individual Grants<F1>                               Stock Price Appreciation for Option Term<F2>
   -----------------------------------------------------------------------------    --------------------------------------------
                           Number of      % of Total
                           Securities    Options/SARs     Exercise
                           Underlying     Granted to      or Base
                          Options/SARs   Employees in      Price      Expiration
           Name           Granted (#)   Fiscal Year<F3>    ($/sh)        Date       0%($)         5%($)             10%($)
   ---------------        ------------  ---------------   --------    ----------    -----     ------------      --------------
   Andrew E. Newman        200,000<F4>      28.0%         $29.8125      3/3/04       $0       $  3,749,762      $    9,502,675

   Martin Sneider          200,000<F4>      28.0%          29.8125      3/3/04        0          3,749,762           9,502,675

   Alan D. Miller           11,000           1.54%         29.8125      3/3/04        0            206,237             522,647

   Karl W. Michner          11,000           1.54%         29.8125      3/3/04        0            206,237             522,647

   Alan A. Sachs             7,000           1.0%          29.8125      3/3/04        0            131,242             332,594

   All Stockholders           n/a             n/a           n/a           n/a         0        412,160,983       1,044,501,302

<F1> All options granted to the named executive officers were granted on March 3, 1994, at an exercise price equal to the fair market value of the Corporation's common stock on the date of grant. The options were granted under the Corporation's 1992 Stock Option Plan, the terms of which permit an optionee to pay for option stock with cash, with shares of the Corporation's stock already owned, with proceeds from the immediate sale of the stock acquired by exercise of the option (a "cashless" exercise), by the withholding of a portion of the shares otherwise to be received upon exercise, or by any combination of the foregoing. The options become exercisable in installments of 25% of the total grant on each of the first through fourth anniversaries of the grant date, subject to acceleration upon termination of employment by reason of death, disability or retirement, or in the event of a change in control of the Corporation. The options cease to be exercisable ten years after the date of grant, or sooner if the optionee's employment terminates.

<F2> The amounts shown under the 5% and 10% columns in this table are the result of calculations at the assumed rates of stock price appreciation required by the Securities and Exchange Commission's rules. There can be no assurance that the values shown will be attained. A 0% stock price increase will result in the options having zero value. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately.

<F3> Based on options for 713,000 shares granted to 614 employees.

<F4> In connection with the announced retirement of Messrs. Newman and
     Sneider from their respective positions as Chairman of the Board and President, these options were cancelled in February 1995.

<F5> Potential gain for all stockholders was determined based on the number of shares outstanding on March 3, 1994, and a price per share of $29.8125.


   The following table provides information with respect to stock option exercises during the 1994 fiscal year by the named executive officers and the value of such officers' unexercised options as of the end of the fiscal year.

                                       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                              AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                Number of Securities                 Value of Unexercised
                                                               Underlying Unexercised                    In-the-Money
                                                        Options/SARs at Fiscal Year-End (#)   Options/SARs at Fiscal Year-End($)<F2>
                                                        -----------------------------------  ---------------------------------------
                      Shares Acquired      Value
   Name               on Exercise (#)  Realized($)<F1>    Exercisable       Unexercisable        Exercisable     Unexercisable
   ----               ---------------  ---------------    -----------       -------------        -----------     -------------
   Andrew E. Newman          -                 -              40,000          220,000<F3>             $0               $0

   Martin Sneider            -                 -              20,000          220,000<F3>              0                0

   Alan D. Miller            -                 -              16,000           14,500                  0                0

   Karl W. Michner           -                 -              10,000           14,000                  0                0

   Alan A. Sachs          1,200           $15,525              7,000           10,500                  0                0

<F1> Aggregate value based on the average of the high and low selling prices of the Corporation's common stock on the date of exercise less the exercise price.

<F2> Aggregate value based on the average of the high and low selling prices of the Corporation's common stock on the last trading day of the fiscal year less the exercise price.

<F3> Includes an option for 200,000 shares which was cancelled in
     February 1995.

                         TERMINATION AGREEMENTS

   The Corporation has termination agreements with certain of its key executives, including each of the named executive officers (other than Messrs. Newman and Sneider). The purpose of these agreements is to encourage these executives to remain with the Corporation, and thereby assure the Corporation of the continued availability of their services and their advice, in the event of an attempted change in control of the Corporation. Each of these agreements is for a two-year term (except that of Mr. Miller, whose agreement, as the new Chairman, President and Chief Executive Officer of the Corporation, is for a three-year term). Each agreement becomes operative only upon a "change in control" of the Corporation, as defined in the agreements. If, within the term of the agreement, the executive's employment is terminated by the Corporation other than for cause or is terminated by the executive for "good reason" (such as a reduction in salary or benefits, diminution in duties or mandatory geographic transfer), the executive will be entitled to a lump sum payment equal to (i) the executive's monthly salary at the highest rate in effect during the twelve months immediately preceding the date of termination, multiplied by (ii) the number of months remaining under the agreement. The Corporation is also to maintain for the executive's continued benefit through the unexpired term of the agreement (or until the executive commences full-time employment with a new employer, if earlier) all life insurance, health and disability plans in which the executive was entitled to participate immediately prior to the termination of the executive's employment (or, alternatively, provide benefits substantially similar to those which the executive would otherwise have been entitled to receive under such plans). In addition, the Corporation is to pay to the executive (or the executive's beneficiary upon his or her death) an amount equal to the benefits the executive would have been entitled to receive under the Edison Brothers Stores Pension Plan and any supplemental or successor plans then in effect had the executive remained employed by the Corporation through the term of the agreement less the benefits actually payable to the executive under such plans, such amount to be determined, and payment thereof to commence, in accordance with the provisions of such plans. The agreement further provides that if any payments or benefits payable by the Corporation to the executive pursuant to the agreement or any other agreement or arrangement of the Corporation are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor or comparable tax, the Corporation will pay the executive an additional amount so that the net amount actually retained by the executive after payment of the excise tax is the same amount which would have been retained if no such excise tax had been imposed. Legal fees or other expenses incurred by the executive to enforce his or her rights under the agreement are to be reimbursed by the Corporation if the executive prevails on such claim.

                            RETIREMENT PLANS

   The Corporation maintains a Pension Plan for itself and certain of its subsidiaries under which participation begins when a regular employee has attained the age of 21 and completed one year of service. Vesting of rights to a pension occurs upon the completion of five years of service.

   Retirement benefits are based on a participant's average annual compensation during the highest five consecutive calendar years of compensation within the last fifteen years of credited service prior to retirement. Compensation includes all salary, bonuses and commissions, but does not include distributions under any stock option plan. For years after 1993, compensation and average compensation for determining retirement benefits is limited to $150,000, subject to annual adjustments for changes in the cost of living.

   Retirement benefits at age 65 are equal to 0.9% of such average annual compensation, plus 0.6% of such average annual compensation in excess of a breakpoint, all multiplied by years of credited service (not exceeding 30). The breakpoint, which is specified by law, is an amount equal to the average of the maximum wages subject to Social Security taxes during the 35-year period ending in the year prior to a participant's Social Security retirement date. If retirement occurs prior to age 65, benefits may be reduced to reflect the earlier payment date. Benefits may also be reduced if survivor benefits are to be paid to an eligible spouse, based on age differentials.

   In March 1986, the Pension Plan was amended so as to protect its assets in the event of a potential change in control of the Corporation. The amendment provides that in the event the Pension Plan is terminated within ten years following such a potential change in control (as therein defined), the accrued retirement benefits of all employees who were participants in the Pension Plan during that ten-year period will be nonforfeitable, and will be increased in the aggregate by an amount equal to the excess of the value of the assets then in the Pension Plan over the then-present value of such accrued retirement benefits.

   For some individuals, the amounts payable under the Pension Plan are limited by certain provisions of the Internal Revenue Code. The Corporation has adopted an unfunded excess benefits plan ("Pension Restoration Plan") to pay out of its general assets to designated employees that portion of the benefits that would otherwise be payable to them under the Pension Plan were it not for such limitations.

   For eligible employees reaching the age of 65 during 1995 and retiring during that year, the following are the approximate total annual retirement benefits payable under the Pension Plan and the Pension Restoration Plan based on their average annual compensation as outlined above and their years of service:

                                                   PENSION PLAN TABLE
                                                    Years of Service

  Remuneration                     15                         20                        25                         30
  ------------                  --------                   --------                  --------                   --------
  $  100,000                    $ 20,312                   $ 27,083                  $ 33,853                   $ 40,624

     300,000                      65,312                     87,083                   108,853                    130,624

     500,000                     110,312                    147,083                   183,853                    220,624

     700,000                     155,312                    207,083                   258,853                    310,624

     900,000                     200,312                    267,083                   333,853                    400,624

   1,100,000                     245,312                    327,083                   408,853                    490,624

   The preceding table is based on the assumption that the employee was subject to the maximum aggregate social security tax during each year of his employment. The benefits shown are in the form of a single life annuity to the participant.

   As of January 28, 1995, the years of credited service under the Pension Plan for each of the named executive officers were as follows: Andrew E. Newman, 22; Martin Sneider, 24; Alan D. Miller, 15; Karl W. Michner, 20; and Alan A. Sachs, 8.

   In January 1994, Andrew E. Newman and Martin Sneider received from the Corporation lump sum payments representing the value of the benefits to which they would have been entitled under the terms of the Pension Restoration Plan assuming they had terminated their employment with the Corporation as of December 31, 1993. These payments were made to Messrs. Newman and Sneider on the condition that they relinquish all rights to any payments which they would otherwise thereafter be entitled to receive under the Pension Restoration Plan as respects their service with the Corporation through December 31, 1993. It is anticipated that, in connection with their recent retirement from their respective positions as Chairman of the Board and President, Messrs. Newman and Sneider, who are remaining as employees of the Corporation in an advisory capacity, will receive from the Corporation on or about May 1, 1995 lump sum payments representing the value of the benefits to which they would ultimately have been entitled under the terms of the Pension Restoration Plan with respect to their service to the Corporation for the period January 1, 1994 through April 30, 1995 in lieu of receiving such benefits at the time of their actual retirement as employees and in consideration of their disclaiming all rights to any additional payments to which they would otherwise be entitled under the Pension Restoration Plan as respects their service with the Corporation beyond April 30, 1995.

                 REPORTS OF THE COMPENSATION COMMITTEES

   As noted above at page 3, there were several committees of the Board of Directors that, at various times during the last fiscal year, had responsibility for compensation matters.

   The following report discusses the compensation policies applied by each of these committees in performing their respective compensation functions as related to the Corporation's executive officers. The use of the word "committee" in the following report refers to each of these committees as appropriate.

 COMPENSATION PHILOSOPHY

   The principal objectives of the Corporation's executive compensation program are to:

   (1) Attract, motivate and retain highly qualified managers;

   (2) Reward individual executives for their contributions to the attainment of the Corporation's financial and strategic goals; and

   (3) Align the interests of its executives with those of the stockholders.

   In late 1993, the Corporation retained a professional compensation consultant to review the Corporation's executive compensation program. Based on the consultant's recommendations, in 1994 the Corporation restructured its compensation program for its executive officers to more closely tie pay to performance. It froze or dampened the rate of growth of base salaries; introduced a variable cash compensation component in the form of an annual performance-based bonus plan; and increased the frequency and amount of stock options granted.

 SALARY

   Each executive's base salary was reviewed at the end of the prior fiscal year. In determining individual salaries for 1994, within the framework of the restructured compensation program described above, the committee considered the recent financial performance of the Corporation, the particular executive's position and scope of responsibilities, his or her individual performance and achievements during the prior year (including separate divisional results, as appropriate, and the accomplishment of or progress towards identified managerial or strategic objectives and personal development goals), as well as the executive's knowledge, experience, capabilities, and prospective future contributions. There was no set weighting of these variables in determining individual salaries.

 ANNUAL CASH BONUS

   The Edison Brothers Stores, Inc. Executive Performance-Based Bonus Plan was adopted in early 1994. Administered by the Special Compensation Subcommittee of the Compensation Committee of the Board, the plan provides for an aggregate annual bonus pool contingent on the Corporation's attainment of certain financial goals established by the Subcommittee. Each executive selected by the Subcommittee to participate was assigned a target bonus award, expressed as a percentage of the participant's base salary. Since the Corporation did not attain the financial goals set by the Subcommittee, no participants received any payments under the plan for 1994.

 STOCK OPTIONS

   The stock option program is a key component of the Corporation's total compensation package. The committee believes that stock options are the long-term compensation vehicle that best aligns the interests of management with those of the stockholders. Since options gain value only to the extent that the Corporation's stock price exceeds the option exercise price, the benefits accruing to management through stock options are directly tied to how well management creates increased value for the stockholders. This encourages a continuing management focus on increasing profitability and stockholder value.

   As part of the new compensation program described above, options were granted to all executive officers in 1994. The number of options granted to each officer was determined by taking a specified percentage of such officer's base salary (which percentage varied according to the individual's position and responsibilities) and dividing that amount by the fair market value per share of the Corporation's common stock on the date of grant.

 COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain executive officers in any taxable year beginning on or after January 1, 1994. Performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Corporation currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with Section 162(m).

 1994 COMPENSATION OF THE CHAIRMAN AND THE PRESIDENT

   The Special Compensation Subcommittee viewed these two top positions as complementary and synergistic, with the two individuals essentially functioning as co-chief executive officers. In determining the total compensation for these two positions, the Subcommittee used the same criteria described in the Salary, Annual Cash Bonus and Stock Option sections above. The Subcommittee also took into account the decline in sales and net income for the prior fiscal year. Based on these factors (without any specific weighting among them), the Subcommittee reduced the base salaries for 1994 of both individuals by 12.1%. As indicated above, neither individual received any payments under the Executive Performance-Based Bonus Plan for 1994. Each of these executives was granted a stock option in March 1994 for 200,000 shares, with a 10-year term vesting 25% a year over the first four years. The number of shares subject to option was calculated on the percentage of salary basis described in the Stock Option section above and then multiplied by four, based on the Subcommittee's determination that four years' worth of options should be front-loaded and granted all in 1994 as an immediate incentive to these executives to improve the Corporation's financial performance. The options granted to these executives in 1994, however, were cancelled in their entirety in 1995 in connection with the executives' retirement from their positions as Chairman of the Board and President of the Corporation.

 EXECUTIVE COMMITTEE
 STOCK OPTION COMMITTEE           COMPENSATION COMMITTEE

  Julian I. Edison                 Julian I. Edison
  Andrew E. Newman                 Jane Evans
  Eric P. Newman                   Craig D. Schnuck
  Martin Sneider                   Robert W. Staley

 SPECIAL COMPENSATION COMMITTEE   SPECIAL COMPENSATION SUBCOMMITTEE

  Julian I. Edison                 Jane Evans
  Jane Evans                       Craig D. Schnuck
  Robert W. Staley                 Robert W. Staley

                  COMPENSATION COMMITTEE INTERLOCKS AND
                          INSIDER PARTICIPATION

   Andrew E. Newman and Martin Sneider, who were each members of both the Executive Committee and the Stock Option Committee of the Board during the last fiscal year, were also officers and employees of the Corporation during the fiscal year. Eric P. Newman, who, during the last fiscal year, was a member of the Executive Committee and the Stock Option Committee, and Julian I. Edison, who, during the last fiscal year, was a member of the Executive Committee, the Stock Option Committee, the Special Compensation Committee and the Compensation Committee, are former officers and employees of the Corporation.

                         STOCK PRICE PERFORMANCE

   The following graph compares the cumulative total return to stockholders on the Corporation's common stock for the last five fiscal years and the two preceding years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Retail Stores Index. The graph assumes a $100 investment in the Corporation's common stock and each index on February 2, 1990 (the last trading day of the Corporation's 1989 fiscal year) and the reinvestment of all dividends.

           COMPARISON OF CUMULATIVE TOTAL RETURNS GRAPH

  Measurement Period                                    Edison Brothers               S&P 500             S&R Retail
  (Fiscal Year Covered)
Measurement Pt-12/31/87                                      40.5                       65.1                 72.9
FYE 12/31/88                                                 61.6                       87.1                 87.4
FYE 12/31/89                                                100.0                      100.0                100.0
FYE 12/31/90                                                105.6                      117.3                108.4
FYE 12/31/91                                                127.3                      163.9                132.9
FYE 12/31/92                                                175.8                      195.6                147.0
FYE 12/31/93                                                116.8                      188.7                165.8
FYE 12/31/94                                                 51.5                      174.8                166.7



                          1987          1988         1989         1990          1991         1992         1993          1994
                          ----          ----         ----         ----          ----         ----         ----          ----
   Edison Brothers        40.5          61.6         100.0        105.6         127.3        175.8        116.8          51.5

   S&P 500                65.1          87.1         100.0        117.3         163.9        195.6        188.7         174.8

   S&P Retail             72.9          87.4         100.0        108.4         132.9        147.0        165.8         166.7

            2. AMENDMENT OF THE CERTIFICATE OF INCORPORATION
              TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK

   The Board of Directors has approved, and is recommending to the stockholders for their approval, an amendment to the Corporation's Certificate of Incorporation which would authorize the Corporation to issue up to 10,000,000 shares of preferred stock from time to time upon the authority of the Board of Directors.

   Article Fourth of the Certificate of Incorporation currently authorizes the issuance of 100,065,000 shares of capital stock, of which 100,000,000 shares are common stock, par value $1 per share, and 65,000 shares are cumulative preferred stock, par value $100 per share. All of the authorized shares of cumulative preferred stock were designated and issued as 4 1/4% Cumulative Preferred Stock, and all outstanding shares of such class have since been called for redemption and retired.

   The proposed amendment to the Certificate of Incorporation would replace the existing Article Fourth in its entirety. It would not change the number of shares of common stock currently authorized (100,000,000), but would authorize the issuance of up to 10,000,000 shares of preferred stock. The amendment would empower the Board of Directors of the

 Corporation, without the necessity of further stockholder action (unless required in a particular case by applicable law, regulation or stock exchange rule), to cause the Corporation to issue shares of the preferred stock from time to time in one or more series and to determine, with respect to each such series, among other things: (i) the distinctive designation and maturity date, if any, of such series and the number of shares constituting such series; (ii) the dividend rights, if any, including the dividend rate and whether dividends would be cumulative or non-cumulative; (iii) the rights, if any, upon a dissolution or distribution of the assets of the Corporation; (iv) the conversion or exchange provisions, if any; (v) the redemption provisions, if any; (vi) the sinking fund provisions, if any; and
 (vii) the voting rights, if any, provided, however, that the holders of shares of preferred stock would not be entitled to more than one vote per share when voting as a class with the holders of shares of common stock.

   The text of the proposed amendment is set forth in full as Exhibit A to this proxy statement and the foregoing summary is qualified in its entirety by reference to such text.

   The Board of Directors recommends the authorization of preferred stock to give the Corporation increased flexibility in meeting future financing needs. If the proposed amendment is approved, preferred stock would be available for issuance by the Corporation in public or private offerings to obtain additional capital to reduce outstanding debt or for use in the Corporation's business. In this regard, the Corporation has filed a registration statement with the Securities and Exchange Commission to facilitate the possible sale from time to time of preferred stock, as well as other securities of the Corporation. The issuance of any shares of preferred stock pursuant to such registration statement would be subject to the adoption of the proposed amendment. Approval of the amendment would also allow the Corporation to issue preferred stock for other corporate purposes, such as acquisitions. The amendment would enable the Board to specify the precise characteristics of the preferred stock to be issued in light of then-current market conditions and the nature of the specific transaction. Except as indicated above, the Corporation has no plans or commitments at this time for the issuance of preferred stock.

   Until such time as the Board of Directors authorizes the issuance and determines the rights of any series of preferred stock, it is not possible to state the precise effect that issuance of such series would have on the holders of the Corporation's common stock. However, such effect might include a reduction of the amount available for payment of dividends on the common stock, to the extent dividends are payable on the preferred stock, and restrictions on dividends on the common stock if dividends on the preferred stock are in arrears; dilution of the voting power of the common stock to the extent that the preferred stock has voting rights; and limitations on the rights of the holders of common stock to share in the Corporation's assets upon liquidation until satisfaction of any liquidation preference granted to the preferred stock. Holders of the Corporation's common stock would have no preemptive right to acquire additional shares of common stock or any shares of preferred stock.

   Even though the voting rights of preferred stock would be limited as described above, the issuance of preferred stock could be used to discourage attempts to acquire control of the Corporation. Neither the Board nor management is considering the use of preferred stock for such purposes and is not aware of any present effort by any party to accumulate the Corporation's securities for the purpose of gaining control of the Corporation. The Board and management represent that, without the prior approval of the common stockholders, preferred stock will not be issued for any anti-takeover purpose, including, without limitation, to implement any stockholders' rights plan or with features intended to make any attempted acquisition of the Corporation more difficult or costly. No preferred stock will be issued to any individual or group for the purpose of creating a block of voting power to support management on a controversial issue.

   It should be noted that the Corporation's Certificate of Incorporation and By-Laws currently contain provisions that could have the effect of delaying or preventing a change in control of the Corporation, including provisions: (i) requiring the approval of at least 80% of the outstanding voting stock for certain business combinations with certain 20% or more stockholders, unless approved by a majority of disinterested directors or unless certain fair price criteria and procedural requirements are met; (ii) requiring advance notice from stockholders in order to nominate persons for election as directors or to bring other business before an annual meeting of stockholders; and (iii) permitting only the Chairman, the President and the Board of Directors to call special meetings of stockholders, unless otherwise required by law. The Corporation is also subject to
 Section 203 of the Delaware General Corporation Law, which generally prohibits certain 15% or more stockholders from engaging in certain business combinations with the Corporation for three years following the date such stockholder became a 15% stockholder, unless approved by the Board of Directors and at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. In addition, the Corporation is party to a Rights Agreement under which disinterested stockholders may acquire additional shares of common stock of the Corporation or of an acquiring company at a substantial discount in the event of certain described changes or potential changes in control.

   Adoption of the proposed amendment requires the affirmative vote of a majority of the outstanding shares of the Corporation's common stock.

   The Board of Directors believes it is in the best interests of the Corporation that preferred stock be available to provide the Corporation with increased flexibility in meeting corporate needs. Accordingly, the Board unanimously recommends a vote FOR this proposal.

                         3. STOCKHOLDER PROPOSAL

   William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, who owns 150 shares of the Corporation's common stock, has advised the Corporation that he plans to introduce the following proposal at the annual meeting:

     "RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

 The following statement was submitted by Mr. Steiner in support of his proposal:

     Aside from the usual reasons, presented in the past, regarding "double dipping", that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

     Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

     But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. I am a founding member of the Investors Rights Association of America and I feel this practice perpetuates a culture of corporate management "cronyism" that can easily be at odds with shareholder and company interest.

     A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record then their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

     I urge your support, vote for this resolution.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

   The Board believes it is in the best interests of the Corporation and its stockholders to have experienced and capable individuals serving as outside directors. To attract and retain these highly-qualified individuals, it is necessary as well as appropriate that the Corporation provide a compensation package that is competitive with that offered by other major companies.

   Compensation consists not only of current payments but also future payments. Many other companies provide retirement benefits to their outside directors. The Corporation's retirement plan for its outside directors, which is described on page 3 of this proxy statement, requires that in order to be eligible for benefits directors must have at least five years of continuous Board service. This encourages directors to remain with the Corporation and promotes greater expertise and continuity within the Board. Management believes that having directors eligible for retirement benefits does not compromise their impartiality, but rather enhances their desire to improve the long-term performance of the Corporation, and further aligns the director's interests with the long-term interests of the stockholders.

   Service as a member of the Board of Directors requires a significant commitment of time and attention. Each director must analyze and make decisions on many complex matters affecting the Corporation. Compensation for the position should be based on the services performed and the responsibilities assumed. It should not be based on what other assets an individual director may have or receive from other sources.

   The affirmative vote of a majority of the shares present in person or by proxy at the annual meeting and entitled to vote is required for approval of this proposal. For the reasons stated above, the Board of Directors unanimously recommends a vote AGAINST this proposal. Your proxy will be so voted unless you specify otherwise.

                       1996 STOCKHOLDER PROPOSALS

   In order to be considered for inclusion in the Corporation's proxy statement for the annual meeting of stockholders to be held in 1996, all stockholder proposals must be received by the Secretary of the Corporation on or before December 29, 1995.

                         ADDITIONAL INFORMATION

   Ernst & Young (including its predecessors) has served continuously as the Corporation's independent auditor since 1929. Representatives of Ernst & Young are expected to be present at the annual meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

   It is expected that the Audit Committee, at its meeting to be held on June 14, 1995, will recommend, and that the Board of Directors will approve, the reappointment of Ernst & Young as independent auditor for the Corporation for the 1995 fiscal year.

   The Corporation's Annual Report including financial statements for the 52 weeks ended January 28, 1995 is simultaneously herewith being mailed to all holders of common stock of record as of April 19, 1995, the record date for the determination of stockholders entitled to vote at the annual meeting.

   THE CORPORATION WILL FURNISH WITHOUT CHARGE A COPY OF ITS MOST RECENT FORM 10-K REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO ANY STOCKHOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES MAKING A WRITTEN REQUEST THEREFOR ADDRESSED TO THE SECRETARY, EDISON BROTHERS STORES, INC., P.O. BOX 14020, ST. LOUIS, MISSOURI 63178.

                                           EDISON BROTHERS STORES, INC.

                                                    Alan A. Sachs
                                                      Secretary

 Dated: April 27, 1995

                                                              Exhibit A

   RESOLVED, that Article "FOURTH" of the Certificate of Incorporation of this Corporation be amended to read in its entirety as follows:

   "FOURTH: The total number of shares that may be issued by the Corporation is one hundred ten million (110,000,000), of which ten million (10,000,000) shares shall be Preferred Stock, and one hundred million (100,000,000) shares of the par value of one dollar ($1) per share shall be Common Stock.

   The designations, voting powers, preferences and rights of the above classes of stock are as follows:

   1. Subject to the laws of the State of Delaware and to the limitations set forth below, authority is hereby vested in the Board of Directors of the Corporation to issue said ten million (10,000,000) shares of Preferred Stock from time to time in one or more series, with such designations, voting powers, preferences, and relative, participating, optional and other rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. Without limiting the generality of the foregoing, in the resolution or resolutions providing for the issuance of each particular series of Preferred Stock, the Board of Directors is expressly authorized:

   (a) to fix the distinctive serial designation of the shares of any such series;

   (b) to fix the consideration for which the shares of any such series are to be issued;

   (c) to fix the rate per annum, if any, at which the holders of the shares of any such series shall be entitled to receive dividends, the dates on which such dividends shall be payable, whether the dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall be cumulative;

   (d) to fix the price or prices at which, the times during which, and the other terms, if any, upon which the shares of any such series may be redeemed;

   (e) to fix the rights, if any, which the holders of shares of any such series shall have in the event of dissolution or upon distribution of the assets of the Corporation;

   (f) to determine whether the shares of any such series shall be made convertible into or exchangeable for other securities of the Corporation, including shares of the Common Stock of the Corporation or shares of any other series of the Preferred Stock of the Corporation, now or hereafter authorized, or any new class of stock of the Corporation hereafter authorized, the price or prices or the rate or rates at which such conversion or exchange may be made, and the terms and conditions upon which any such conversion right or exchange right may be exercised;

   (g) to determine whether a sinking fund shall be provided for the purchase or redemption of shares of such series and, if so, to fix the terms and amount of such sinking fund;

   (h) to determine whether the shares of any such series shall have voting rights, and, if so, to fix the voting rights of the shares of such series, provided, however, that the holders of shares of Preferred Stock shall not be entitled to more than one vote per share when voting as a class with the holders of shares of Common Stock; and

   (i) to fix such other preferences, rights, privileges and restrictions applicable to any such series as may be permitted by law.

   2. Subject to the prior rights of the holders of any shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors."

                           EDISON BROTHERS STORES, INC.

                                                         April 27, 1995

           Dear Stockholder:

             The annual meeting of stockholders of Edison Brothers Stores, Inc. will be held at the headquarters of the Corporation, 501 North Broadway, St. Louis, Missouri, at 11:00 A.M. on Wednesday, June 14, 1995. At the meeting, stockholders will elect twelve directors and act upon a proposal to amend the Corporation's Certificate of Incorporation to authorize the issuance of preferred stock and a stockholder proposal relating to retirement benefits for outside directors.

             It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.




                 PLEASE DETACH PROXY HERE, SIGN AND MAIL
 ----------------------------------------------------------------------
   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED
 HEREIN. IF NO DIRECTION IS MADE AS TO ONE OR MORE ITEMS, THEN THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

                                         Dated:______________________, 1995

                                         ----------------------------------

                                         ----------------------------------
                                             (Signature of Stockholder)
                                            (Please sign exactly as name
                                                  appears at left)

               PLEASE SIGN AND RETURN THIS PROXY PROMPTLY

                 PLEASE DETACH PROXY HERE, SIGN AND MAIL
 ----------------------------------------------------------------------
            EDISON BROTHERS STORES, INC. 1995 ANNUAL MEETING
                  PROXY SOLICITED BY BOARD OF DIRECTORS

   The undersigned stockholder of Edison Brothers Stores, Inc. hereby appoints PETER A. EDISON, KARL W. MICHNER and ALAN D. MILLER, and each of them, as proxies of the undersigned, with power of substitution in each, to vote at the annual meeting of stockholders of the Corporation to be held at 501 North Broadway, St. Louis, Missouri, on June 14, 1995 at 11 o'clock A.M., and at any adjournments thereof, all shares held of record by the undersigned as of April 19, 1995 in the manner designated as to the following matters, and in their discretion as to such other matters as may properly arise:

 1. Election of Directors

         Nominees: D. B. Cooper, Jr., J. I. Edison, P. A. Edison, J.
                   Evans, M. H. Freund, K. W. Michner,
                   A. D. Miller, A. E. Newman, E. P. Newman, A. A. Sachs, C. D. Schnuck, M. Sneider

         / / FOR all nominees listed above       / / WITHHOLD AUTHORITY to vote
             (except as marked to the contrary       for all nominees listed
             below)                                  above

                   INSTRUCTION: To withhold authority to vote for any
                                individual nominee, write that nominee's name in the space below.

                     --------------------------------

 2. Approval of amendment to Certificate of Incorporation authorizing the issuance of preferred stock

                  / / FOR     / / AGAINST     / / ABSTAIN

 3. Stockholder proposal relating to retirement benefits for outside directors

                  / / FOR     / / AGAINST     / / ABSTAIN